Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (“Agreement”) between GREIT-SUTTER SQUARE, LP, a California limited partnership, (“Seller”), G REIT LIQUIDATING TRUST, a Maryland trust (“Seller Guarantor”), and SGR SUTTER SQUARE, LLC, a Delaware limited liability company (“Buyer”), is made and entered into as of the Effective Date (as defined below).

Recitals

A. Seller owns a ground leasehold interest in certain real property and improvements located at 2901-2929 K Street, Sacramento, California and more specifically described in Exhibit A attached hereto, and certain other assets, as hereinafter described.

B. Subject to the terms and conditions set forth below, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined).

C. For purposes of this Agreement, the “Effective Date” shall be defined as the later of: (i) the date this Agreement is executed by Seller; and (ii) the date this Agreement is executed by Buyer.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Purchase and Sale. The above “Recitals” are hereby incorporated into this Agreement as if fully set forth herein. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Property on the terms and conditions set forth herein. The purchase and sale includes all of Seller’s right and title, estate interest in and to all of the following (hereinafter sometimes collectively referred to as the “Property”):

1.1. All of Seller’s right, title and interest in and to that certain Ground Lease (the “Ground Lease”) dated August 19, 1996 by and between the State of California, acting by and through its Department of Transportation, as ground lessor (the “Ground Lessor”), and Seller, as ground lessee, in connection with the real property described on Exhibit A attached hereto (the “Leasehold”), together with the fee simple interest in and to all structures, buildings, improvements, fixtures and facilities affixed or attached thereto (subject to the terms of the Ground Lease) (the “Improvements”), and all easements and rights appurtenant thereto, including, without limitation: (i) all easements, privileges, tenements, hereditaments, appurtenances and rights belonging or in any way appurtenant to such Leasehold; and (ii) any and all air rights, subsurface rights, development rights and water rights permitting to such Leasehold (all of the foregoing being collectively referred to herein as the “Real Property”);

1.2. All of Seller’s right, title and interest, as landlord or lessor, in and to all leases, including all amendments thereto (collectively, the “Leases”), with all persons leasing the Real Property or any part thereof (each, a “Tenant”, and collectively, the “Tenants”), all of which as of the Effective Date are reflected on Exhibit B attached hereto, and any entered into in accordance with the terms hereof prior to Closing, together with all security deposits, other deposits held (and not properly applied) in connection with the Leases, and all of Seller’s right title and interest in and to all guarantees, letters of credit and other similar credit enhancements providing additional security for such Leases;

1.3. All of Seller’s right, title and interest in (i) any and all tangible personal property owned by Seller located on or used in connection with the Real Property, including, without limitation, sculptures, paintings and other artwork, equipment, furniture, tools and supplies (collectively, the “Tangible Personal Property”); and (ii) any and all plans and specifications, architectural and engineering drawings owned by Seller and the common name of the Real Property (collectively, the “Intangible Personal Property,” and collectively with the Tangible Personal Property, the “Personal Property”);

1.4. All of Seller’s right, title and interest in all service contracts relating to the operation of the Property as of the Effective Date or entered into in accordance with this Agreement prior to Closing (collectively, the “Contracts”); provided, however, that Seller shall, at Closing, provide notices of termination with regard to certain Contracts, as provided hereafter; and

1.5. All of Seller’s right, title and interest in any and all building permits, certificates of occupancy and other certificates, permits, consents, authorizations, variances or waivers, dedications, subdivision maps, licenses and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Real Property (collectively, the “Permits”).

2. Purchase Price. Subject to the charges, prorations and other adjustments set forth in this Agreement, the total Purchase Price for the Property shall be Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) (“Purchase Price”), payable as follows:

2.1. Deposit. Within three (3) business days after the Effective Date, Buyer shall deposit into Escrow (as hereinafter defined) the amount of Fifty Thousand and No/100 Dollars ($50,000.00) (together with any interest thereon, the “Deposit”), in the form of a wire transfer payable to First American Title Insurance Company, 4380 La Jolla Village Dr., Suite 110, San Diego, California 92122, Attention: Kate MacAllister and Trixy Brown (“Escrow Holder”). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Buyer.

2.2. Deposit of the Balance of the Purchase Price at Closing. In accordance with Section 7.3.2 below, Buyer shall deposit into Escrow the balance of the Purchase Price (subject to adjustments and prorations as set forth herein) by wire transfer payable to Escrow Holder.

3. Title to Property. During the Inspection Period, Buyer may review: (i) a current preliminary title report or title commitment (the “Title Report”) for the issuance of a standard coverage owner’s policy of title insurance, with standard provisions and exceptions (the “Title Policy”), delivered to Buyer by the Escrow Holder (sometimes referred to herein as the “Title Company”), together with copies of all documents constituting exceptions to the title as reflected in the Title Report (collectively referred to hereinafter as the “Title Documents”); and (ii) an ALTA survey of the Real Property (the “Survey”). If the Title Documents or Survey reflect or disclose any defect, exception or other matter affecting the Property that is unacceptable to Buyer in Buyer’s sole discretion, Buyer shall provide Seller with written notice thereof (whether one or more, “Buyer’s Objections”) on or before the day that is ten (10) days prior to the expiration of the Inspection Period (the “Title Approval Period”). In its sole discretion, upon written notice to Buyer, Seller may elect to cure or remove Buyer’s Objections prior to the Closing, and, if Seller elects to cure or remove Buyer’s Objections, it shall be a condition precedent to Buyer’s obligation to acquire the Property that Seller cures Buyer’s Objections prior to Closing, and Seller shall use commercially reasonable efforts to cause such cure. Unless Seller provides written notice to Buyer on or prior to the date that is five (5) days following the date that Seller receives Buyer’s Objections that Seller intends to cure or remove Buyer’s Objections (such notice hereafter “Seller’s Response”), Seller shall be deemed to have elected not to cure or remove Buyer’s Objections, and Buyer shall be entitled, as Buyer’s sole and exclusive remedy, either to: (i) terminate this Agreement and obtain a refund of the Deposit by providing written notice of termination to Seller on or prior to the expiration of the Inspection Period; or (ii) waive Buyer’s Objections and close this transaction as otherwise contemplated herein, subject to the other rights of Buyer as provided herein. If Buyer fails to terminate this Agreement on or before the expiration of the Inspection Period, all matters described in the Title Report and the Title Documents and shown on the Survey, except for Monetary Encumbrances and any matters Seller has agreed to cure in writing, shall be deemed “Permitted Exceptions.” Notwithstanding anything to the contrary in this Agreement, at Closing, Seller shall satisfy, pay, and remove all mortgage liens, including, without limitation, deed of trust liens and/or other financial liens, taxes due and owing, judgments, mechanics’ liens and similar financial encumbrances affecting the Property (collectively the “Monetary Encumbrances”), and Seller hereby authorizes the use of the funds constituting the Purchase Price to cause the cure and release of the same.

4.	Due Diligence Items.

4.1. Within two (2) business days after the Effective Date, Seller shall deliver to Buyer the following items at Seller’s cost and expense (collectively, and together with the items described in Section 4.2 below, the “Due Diligence Items”):

4.1.1. The Survey to the extent such Survey exists (if such Survey exists, Buyer may update such survey at Buyer’s expense, in which case such updated Survey shall constitute the “Survey” as provided in this Agreement);

4.1.2. The Title Report and the Title Documents;

4.1.3. Copies of the Contracts;

4.1.4. Copies of any management or leasing agreements affecting the Property;

4.1.5. Copies of the real estate and personal property tax statements covering the Property or any portion thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.6. A schedule of all current or pending litigation with respect to the Property or any portion thereof, if any;

4.1.7. Operating statements for the most recent two full calendar years and monthly operating statements for the calendar year to date;

4.1.8. An inventory of the Tangible Personal Property; and

4.1.9. Copies of the Leases and the Ground Lease.

4.2. To the extent in existence and in Seller’s possession, Seller shall make the following available for inspection by Buyer during ordinary business hours at Seller’s management office:

4.2.1. Any and all site plans; as-built plans; drawings; environmental, mechanical, electrical, structural, soils and similar reports and/or audits; and plans and specifications relative to the Property; and

4.2.2. Any and all Tenant files, books and records relating to the ownership and operation of the Property.

4.3. Buyer acknowledges and agrees that delivery or availability of the Due Diligence Items by Seller shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. Buyer further acknowledges that the Due Diligence Items are proprietary and confidential in nature and have been or will be made available to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property. Buyer agrees not to disclose the Due Diligence Items or any of the provisions, terms and conditions thereof, or any information contained therein to any person outside Buyer’s organization except (a) to Buyer’s attorneys, accountants, lenders, prospective lenders, investors and/or prospective investors, consultants, engineers, architects and any other third party who, in Buyer’s sole discretion, may have a need to know, or Buyer may benefit from their knowing, any of such information in connection with Buyer’s prospective purchase of the Property (collectively, the “Permitted Outside Parties”) or (b) as may be required by law. Buyer further agrees to notify all Permitted Outside Parties that the Due Diligence Items and all the information contained therein are to be kept confidential and not disclosed to third parties. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Items to assist Buyer in its purchase of the Property, Seller has not waived any privilege or claim of confidentiality with respect thereto and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer.

5.	Inspections.

5.1. Buyer shall have a temporary non-exclusive license to enter and conduct non-invasive feasibility, environmental and physical studies collectively of the Property that Buyer may deem necessary or advisable (collectively, the “Inspections”) during the Inspection Period, on the terms set forth in this Section 5. Notwithstanding the foregoing, Buyer shall not conduct invasive testing of any kind (including, without limitation, “Phase II” environmental testing) without Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion. Buyer must notify Seller of all Inspections, and Buyer’s right to conduct the Inspections shall be subject to rights of Tenants and to such conditions as may be reasonably imposed by Seller in order to avoid disruption of the day to day operations at the Property. Buyer’s right to conduct Inspections shall include the right to interview Tenants and governmental officials.

5.2. Buyer and its agents shall maintain equipment and other materials in an orderly manner while they are located on the Property and in locations specified by Seller. Buyer agrees to remove all debris and trash resulting from the Inspections on a daily basis and to remove all equipment and other materials used by Buyer or its agents as soon as the activity for which such equipment and other materials are used is completed. Buyer and its agents shall take all appropriate measures for the safety of persons and property on the Property related to the Inspections and shall comply with all applicable legal requirements. Buyer shall restore any damage to the Property resulting from the Inspections, including, but not limited to, repair of surface openings resulting from tests. Buyer agrees to promptly discharge any liens that may be imposed against the Property as a result of the Inspections.

5.3. Buyer shall indemnify, save and hold Seller and Seller’s officers, agents, employees, directors, trustees, invitees, successors and assigns (collectively “Indemnitees”) harmless against all losses, costs, expenses, liabilities, claims, litigation, demands, proceedings and damages (including but not limited to attorney’s fees) suffered or incurred by Seller or any such Indemnitees arising out of and limited to the Inspections, provided that Buyer shall not incur any liability due to the discovery of the condition of any “hazardous substances” or other circumstances at the Property. Buyer waives any claims against Seller arising out of the Inspections or this Agreement other than claims that are caused by or arise from any willful misconduct or gross negligence of Seller. Buyer hereby assume all responsibility for claims against Seller by the contractors, subcontractors, employees and agents of Buyer other than claims that are caused by or arise from Seller’s willful misconduct or gross negligence.

5.4. During the term of this Agreement and at all times during which access is available to Buyer, Buyer shall maintain, and shall require its subcontractors and agents to maintain, insurance in form and substance reasonably satisfactory to Seller, with insurance companies reasonably acceptable to Seller, as follows: Comprehensive General Liability or Commercial General Liability Insurance, with limits of not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000.00) on a general aggregate basis, for bodily injury, death and property damage; and Excess (umbrella) liability insurance with liability insurance with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence. Each policy of insurance required hereunder shall name Seller as an additional insured. Further, each such policy of insurance shall state that such policy is primary and noncontributing with any insurance carried by Seller. Such policy shall contain a provision that the naming of the additional insured shall not negate any right the additional insured would have had as a claimant under the policy if not so named and shall contain severability of interest and cross-liability clauses. A certificate, together with any endorsements to the policy required to evidence the coverage which is to be obtained hereunder, shall be delivered to Seller prior to entry on the Property. The certificate shall expressly provide that no less than thirty (30) days prior written notice shall be given Seller in the event of any material alteration to or cancellation of the coverages evidenced by said certificate. A renewal certificate for each of the policies required in this Section shall be delivered to Seller not less than thirty (30) days prior to the expiration date of the term of such policy. Any policies required by the provisions of this Section may be made a part of a blanket policy of insurance with a “per project, per location endorsement” so long as such blanket policy contains all of the provisions required herein and does not reduce the coverage, impair the rights of the other party to this Agreement or negate the requirements of this Agreement.

6.	Approval.

6.1. Buyer shall have until and including 5:00 p.m. Pacific Time on the date that is forty-five (45) days following the Effective Date (“Inspection Period”) to review and approve or disapprove the Due Diligence Items, the Inspections and the condition of the Property. If the Due Diligence Items or the Inspections show any fact, matter or condition to exist with respect to the Property that is unacceptable to Buyer, in Buyer’s sole discretion, then Buyer shall be entitled, as its sole and exclusive remedy, either: (i) to terminate this Agreement by providing written notice to Seller and Escrow on or prior to the expiration of the Inspection Period (a “Termination Notice”); or (ii) to waive such facts, matters or conditions and proceed with the transaction contemplated by this Agreement. If Buyer timely provides a Termination Notice, this Agreement and the Escrow shall thereupon be terminated; Buyer shall not be entitled to purchase the Property; Seller shall not be obligated to sell the Property to Buyer; Buyer shall be entitled to an immediate refund of the Deposit; and the parties shall be relieved of any further obligation to each other with respect to the Property, except as expressly provided in this Agreement (except that if Seller is in default at the time of such termination, Section 14.1 shall additionally apply). If Buyer fails to timely provide a Termination Notice, the Due Diligence Items, Inspections and condition of the Property shall be deemed approved by Buyer, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6.1; and the parties shall be obligated to close the transaction contemplated hereby, except as may otherwise be provided herein.

6.2. Notwithstanding anything to the contrary contained in this Agreement, Buyer hereby agrees that, in the event this Agreement is terminated for any reason, at no expense to Buyer, Buyer shall promptly return to Seller all Due Diligence Items which have been delivered to Buyer, and, upon Seller’s written request, with copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by third parties relating to the Property, subject to restrictions on Buyer’s ability to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials (“Buyer’s Reports”); provided, however, that delivery of such copies and information by Buyer shall be without warranty or representation whatsoever, express or implied, including, without limitation, any warranty or representation as to ownership, accuracy, adequacy or completeness thereof or otherwise. Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such restrictions.

6.3. On or prior to the expiration of the Inspection Period, Buyer will designate in a written notice to Seller which Contracts, if any, Buyer elects not to assume. At Seller’s expense, Seller shall terminate the Contracts, if any, that Buyer elects not to assume by means of a notice of termination to be delivered at Closing; provided, however, as a condition thereof, such Contracts must be terminable, pursuant to their terms, on or before the Closing. Seller shall have no obligation to terminate any Contract that is not terminable pursuant to the terms thereof, however, Seller shall use commercially reasonable efforts to do so. Taking into account any credits or prorations to be made pursuant to this Agreement for payments coming due after Closing but accruing prior to Closing, Buyer will assume the obligations arising from and after the Closing Date under those Contracts which Buyer agrees to assume.

7.	Escrow.

7.1. Instructions. The purchase and sale of the Property shall be consummated through an escrow (“Escrow”) to be opened with Escrow Holder. This Agreement shall be considered as the escrow instructions between the parties, with such further instructions as Escrow Holder may reasonably require in order to clarify its duties and responsibilities. If Escrow Holder shall reasonably require further escrow instructions, Escrow Holder may prepare such instructions on its usual form. Such reasonable further instructions shall be promptly signed by Buyer and Seller and returned to Escrow Holder within three (3) business days of receipt thereof. In the event of any conflict between the terms and conditions of this Agreement and such further instructions, the terms and conditions of this Agreement shall control.

7.2. Closing. Escrow shall close (the “Closing”) on or before November 20, 2012 (as such date may be extended in accordance with the terms of this Agreement, the “Closing Date”).

7.3. Buyer Required to Deliver. On or before Closing (unless otherwise noted), Buyer shall deliver to Escrow the following:

7.3.1. Within three (3) business days after the Effective Date, the Deposit;

7.3.2. The balance of the Purchase Price, subject to the closing adjustments, credits and prorations contemplated hereby;

7.3.3. Two (2) original counterparts of a duly executed and acknowledged assignment and assumption agreement with respect to the Ground Lease (the “Ground Lease Assignment”) in favor of Buyer in form reasonably acceptable to Buyer and otherwise recordable in the applicable jurisdiction where the Property is located;

7.3.4. Two (2) original counterparts executed by Buyer of an assignment and assumption agreement in substantially the form attached hereto as Exhibit C, whereby Seller assigns and conveys to Buyer all of Seller’s right, title and interest in, and Buyer assumes all of Seller’s obligations under, the Leases, the Contracts being assumed, the Permits, and the Warranties (the “Assignment and Assumption Agreement”);

7.3.5. Two (2) original counterparts executed by Buyer of the Closing Statement (as hereinafter defined); provided, however that such executed Closing Statement may be transmitted by facsimile and/or e-mail so long as two (2) original counterparts are deposited with Federal Express or other nationally recognized overnight delivery service on the Closing Date for delivery to Escrow Holder the next business day; and

7.3.6. Such evidence or documents as may reasonably be required by the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property.

7.3.7. Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

7.4. Seller Required to Deliver. On or before Closing (unless otherwise noted), Seller shall deliver to Escrow the following:

7.4.1. A duly executed and acknowledged special warranty deed (the “Deed”), conveying fee title to the Improvements, in favor of the Buyer, in substantially the same form as Exhibit D attached hereto and that is otherwise recordable in the jurisdiction where the Property is located, and two (2) original counterparts of the duly executed and acknowledged Ground Lease Assignment;

7.4.2. Two (2) original counterparts executed by Seller of the Assignment and Assumption Agreement;

7.4.3. A bill of sale of the Personal Property, if any, without warranty, in favor of Buyer and duly executed by Seller, in substantially the form attached hereto as Exhibit E;

7.4.4. Two (2) original counterparts executed by Seller of the Closing Statement; provided, however, that such executed Closing Statement may be transmitted by facsimile and/or e-mail so long as two (2) original counterparts are deposited with Federal Express or other nationally recognized overnight delivery service on the Closing Date for delivery to Escrow Holder the next business day;

7.4.5. Within two (2) business days following Closing, originals of all documents in the possession of Seller relating to the operation of the Property including all Leases, the Ground Lease, and all operating statements, permits, licenses, approvals, plans, specifications, guaranties and/or warranties.

7.4.6. An executed certificate of non-foreign status;

7.4.7. Such evidence, documents, customary affidavits and customary indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property (or as the same may be required by Buyer); and/or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto;

7.4.8. A letter from Seller addressed to each Tenant informing such Tenant of the change in ownership and directing that future rent payments be made to Buyer;

7.4.9. Seller shall make available at the Property, all keys to all buildings and other improvements located on the Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

7.4.10. Within two (2) business days following Closing, Seller shall make available at the Property all records and files relating to the management or operation of the Property, including, without limitation, all insurance policies, security contracts, tenant files (including correspondence), property tax bills and calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by tenants of the Real Property; and

7.4.11. Such other instruments as may be reasonably required to consummate the transactions contemplated by this Agreement.

The obligation of Seller to deliver any of the above items after Closing shall survive Closing.

7.5. Buyer’s Costs. Buyer shall pay the following:

7.5.1. One half (1/2) of Escrow Holder’s fees, costs and expenses;

7.5.2. If desired by Buyer, Title’s Company’s charges for extended coverage under the Title Policy and any endorsements thereto (but excluding the cost of the premium for the Title Policy);

7.5.3. If desired by Buyer, the costs associated with obtaining or updating the Survey; and

7.5.4. All other costs not itemized above which are customarily borne by buyers of real property in the county in which the Property is situated.

7.6. Seller’s Costs. Seller shall pay the following:

7.6.1. One half ( 1/2) of Escrow Holder’s fees, costs and expenses;

7.6.2. Title Company’s premium for the Title Policy.

7.6.3. All transfer taxes and costs of recording the Deed and Ground Lease Assignment;

7.6.4. Costs of Seller’s counsel; and

7.6.5. All other costs not itemized above which are customarily borne by sellers of real property in the county in which the Property is situated.

7.7. Prorations.

7.7.1. Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date with Seller being deemed the owner of the Property as of the Closing Date:

7.7.1.1. Taxes and Assessments. All non-delinquent real property taxes, assessments and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Closing occurs based upon the actual number of days in the tax year. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill for the Property, and shall be calculated based upon the maximum early payment discount available. The prorations for Taxes which are made at Closing shall be subject to re-proration after Closing as provided herein. Upon the Closing, Buyer shall be responsible for Taxes payable from and after the Closing. In no event shall Seller be charged with or be responsible for any increase in Taxes resulting from the sale of the Property or from any improvements made or leases entered into after the Closing.

7.7.1.2. Rents. Buyer will receive a credit at the Closing for all rents collected by Seller prior to the Closing and allocable to the period from and after the Closing based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing to collect any rent under the Leases which has accrued as of the Closing; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Leases or to incur any expense. All payments collected from Tenants after the Closing shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after Closing and finally to any rent due to Seller for the period prior to Closing; payments collected by either party after Closing shall be paid over to the party entitled thereto under this Section 7.7.1.2 within five (5) business days after receipt thereof.

7.7.1.3. CAM Expenses. To the extent that Tenants are reimbursing Seller as landlord under the Leases for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and, as provided below, again subsequent to Closing. Prorations shall be made as of the date of Closing on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year (as hereinafter defined) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Five (5) days prior to Closing, Seller shall submit to Buyer an itemization of its actual CAM Charges through such date and the amount of CAM Charges received by Seller as of such date, together with an estimate of CAM Charges to be incurred through the Closing Date. In the event that Seller has received CAM Charges payments in excess of its actually incurred CAM Charges, Buyer shall be entitled to receive a credit against the Purchase Price for the excess. In the event that Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, Seller shall be entitled to receive any deficit, but only after Buyer has received any true up payment from the Tenant. Upon receipt by either party of any CAM Charges true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) business days of the receipt thereof.

7.7.1.4. Operating Expenses. All operating expenses, including all charges under the Contracts which are assumed by Buyer but excluding CAM Charges, shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing and the number of days in the Current Billing Period from and after the Closing, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

7.7.1.5. Security Deposits; Rent Concessions; The Buyer shall receive a credit at Closing from the Seller in the amount of the sum of: (i) prepaid rentals and other tenant charges (which apply to the period after Closing) and security deposits (including any portion thereof which may be designated as prepaid rent) under the Leases; (ii) any and all rent concessions which relate to the current terms of the Leases and are unpaid, unapplied and/or unutilized; (iii) any and all tenant improvement allowances which relate to the current terms of the Leases and are unpaid, unapplied and/or unutilized; and (iv) the cost, as estimated by the parties in their reasonable discretion, of any and all non-monetary tenant inducement obligations of the Seller, as landlord or lessor under the Leases, which relate to the current terms of the Leases (e.g., painting and carpeting) and are unperformed. In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), after the Closing, Seller will cooperate with Buyer to have Buyer named as beneficiary under the Non-Cash Security Deposits; provided that such cooperation shall be at no cost or expense to Seller. Buyer will not receive a credit against the Purchase Price for the Non-Cash Security Deposits.

7.7.1.6. Percentage Rent. Any percentage rents due or paid under any of the Leases (“Percentage Rent”) shall be prorated between Buyer and Seller outside of Closing as of the Closing on a Lease-by-Lease basis, as follows; (a) Seller shall be entitled to receive the portion of the Percentage Rent under each Lease for the Lease Year in which Closing occurs, which portion shall be the ratio of the number of days of said Lease Year in which Seller was Landlord under the Lease to the total number of days in the Lease Year, and (b) Buyer shall receive the balance of Percentage Rent paid under each Lease for the Lease Year. As used herein, the term “Lease Year” means the twelve (12) month period as to which annual Percentage Rent is owed under each Lease. Upon receipt by either Buyer or Seller of any gross sales reports (“Gross Sales Reports”) and any full or partial payment of Percentage Rent from any tenant of the Property, the party receiving the same shall provide to the other party a copy of the Gross Sales Report and a check for the other party’s prorata share of the Percentage Rent within five (5) days of the receipt thereof. In the event that the Tenant only remits a partial payment, then the amount to be remitted to the other party shall be its prorata share of the partial payment. Nothing contained herein shall be deemed or construed to require either Buyer or Seller to pay to the other party its prorata share of the Percentage Rent prior to receiving the Percentage Rent from the Tenant, and the acceptance or negotiation of any check for Percentage Rent by either party shall not be deemed a waiver of that party’s right to contest the accuracy or amount of the Percentage Rent paid by the Tenant.

7.7.2. Calculation; Reproration. Prior to Closing the Seller and Escrow Holder shall jointly prepare an estimated closing statement which shall set forth the costs payable under Sections 7.5 and 7.6 and the prorations and credits provided for in Section 7.7.1 and elsewhere in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to herein as the “Closing Statement.” If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing (except with respect to CAM Charges, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available, and except with respect to Taxes, in which case such adjustment shall be made within thirty (30) days after the final tax bill is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

7.7.3. Items Not Prorated. Seller and Buyer agree that (i) on the Closing, the Property will not be subject to any financing arranged by Seller; (ii) none of the insurance policies relating to the Property will be assigned to Buyer, and Buyer shall responsible for arranging for its own insurance effective immediately after the Closing Date; and (iii) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date, and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer immediately after the Closing Date, including the posting of any required deposits, and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 7.7.2 above.

7.7.4. Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

7.7.5. Survival. This Section 7.7 shall survive the Closing.

8.	Representations, Warranties, and Covenants.

8.1. Representations of Seller. Seller hereby represents and warrants as of the date hereof to Buyer as follows:

8.1.1. Seller is a limited partnership duly formed and validly existing under the laws of the State of California. Subject to receipt of the approvals described in Section 10.2.2, Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding, obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2. There are no outstanding rights of first refusal, rights of reverter or options to purchase relating to the Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Property in any material respect.

8.1.3. No authorization, consent or approval of any governmental authority (including, without limitation, courts), is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder (other than Ground Lessor under the Ground Lease, from whom Seller shall use all commercially reasonable efforts to obtain such consent).

8.1.4. There are no actions, suits or proceedings pending, or, to the best of Seller’s knowledge, threatened in writing against the Property or Seller.

8.1.5. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

8.1.6. Neither the execution, delivery or performance of this Agreement nor compliance herewith (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (a) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller or (b) any law or any order, writ, injunction or decree of any court or governmental authority, or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

8.1.7. There are no pending or, to the best of Seller’s knowledge, threatened condemnation proceedings relating to the Property.

8.1.8. Seller has delivered, or within two (2) business days after the Effective Date will deliver, to Buyer true and complete copies of the Leases. The list of Leases set forth on Exhibit B attached hereto is true, correct and complete. To Seller’s knowledge, each of the Leases is in full force and effect. Seller is “landlord” or “lessor” under the Leases and is entitled to assign to Buyer, without the consent of any party, the Leases. Except as otherwise set forth in the Due Diligence Items, Seller has not received or delivered a written notice of any default under any Lease which has not been cured or waived, and Seller is not in default under any of the Leases. Except as otherwise set forth in the Due Diligence Items, to Seller’s knowledge, no Tenant is in non-monetary or monetary default under the Leases. No Tenant has asserted in writing any present or future claim of offset or other defense in respect of its or Seller’s obligations under its respective Tenant Lease. To Seller’s knowledge, no Tenant has (i) filed for bankruptcy or taken any similar debtor protection measure, (ii) discontinued operations at the Property or (iii) given Seller written notice of its intent to do so.

8.1.9. Seller has delivered or made available to Buyer true and complete copies of all Contracts. Seller has not, within the last year, received any written notice of any default under any Contract that has not been cured or waived.

8.1.10. There are no tenant improvement allowances, non-monetary tenant improvement obligations of Landlord, leasing commissions and/or rent concessions with respect to the current term of any Lease except as disclosed on Schedule 8.1.10 attached hereto.

8.1.11. To Seller’s knowledge, neither Seller, nor any other party is in default under any recorded declaration, reciprocal easement agreement, or similar recorded title document which grants access to a public road and/or parking rights to Seller.

8.1.12. Except as otherwise set forth in the Due Diligence Items, Seller has not received any written notice from any governmental agency requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a violation of any applicable federal, state, county or municipal law, code, rule or regulation (including without limitation any law, code, rule or regulation relating to environmental conditions and those relating to the Americans With Disabilities Act), which has not been cured or waived. To Seller’s knowledge, except as otherwise set forth in the Due Diligence Items, Seller and the Property are in compliance with all applicable federal, state, county and municipal laws, codes, rules and/or regulations (including without limitation any law, code, rule or regulation relating to environmental conditions and those relating to the Americans With Disabilities Act).

8.1.13. Except as otherwise set forth in the Due Diligence Items, there is no pending or, to the best of Seller’s knowledge, threatened in writing request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property.

8.1.14. Except as otherwise set forth in the Due Diligence Items, Seller has not received any written notice of an intention to revoke any certificate of occupancy, license, or permit, issued in connection with the Property which is required by Seller for its use, occupancy or operations.

8.1.15. Except as otherwise set forth in the Due Diligence Items, Seller has not received any written notice relating to the operation of the Property from any agency, board, commission, bureau or other instrumentality of any government, whether federal, state or local, that, Seller is not in compliance in all material respects with, any and all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over Seller and the Land and Improvements.

8.1.16. Seller has delivered to Buyer a true and complete copy of the Ground Lease, and the list of documents which comprise the Ground Lease set forth in Section 1.1 above is true, correct and complete. Seller has not received or delivered any written notice of a default under the Ground Lease which has not been cured or waived. To Seller’s knowledge, Ground Lessor has not filed for bankruptcy or taken any similar debtor-protection measure or given notice of its intention to do any of the foregoing. Neither Seller nor Ground Lessor is in default under the Ground Lease that has not been cured or waived.

8.1.17. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.1.18. References to the “knowledge” of Seller in this Agreement shall refer only to the actual knowledge of Gary Wescombe and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, or to any other officers, agents, managers, representatives or employees of Seller or any affiliates thereof, or to impose upon Gary Wescombe any duty to investigate the matter to which such actual knowledge or the absence thereof pertains. Gary Wescombe shall have no personal liability with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

8.2. Approval of Property; Limitations on Seller Representations and Warranties.

8.2.1. Except as is specifically provided in Section 8.1 of this Agreement, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any engineering or environmental reports, audits, the materials prepared by Seller or any other materials, data or other information whatsoever supplied to Buyer in connection with Buyer’s inspection of the Property. Except as otherwise provided herein, it is the parties’ express understanding and agreement that such materials are provided only for Buyer’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Buyer shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Except as may be specifically provided elsewhere in this Agreement, Buyer expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information. Except with respect to all obligations in this Agreement (including, without limitation, Seller’s express representations and warranties) that are expressly stated to survive Closing and the indemnity provisions contained in the documents delivered in connection with the closing of the transactions contemplated by this Agreement (collectively, the “Surviving Obligations”), Buyer hereby releases Seller and Seller’s officers, agents, representatives, employees, directors, trustees, invitees, successors and assigns from any and all claims, demands and causes of action, past, present and future that Buyer may have relating to (i) the condition of the Property at any time, before or after the Closing, including, without limitation, the presence of any hazardous materials; or (ii) any other matter pertaining to the Property. This release shall survive the Closing or the termination of this Agreement.

8.2.2. In the event of any material breach by Seller of any of the preceding representations or warranties which is discovered by Buyer prior to Closing, Buyer’s sole remedy shall be either: (i) upon written notice to Seller describing such breach and seven (7) days thereafter during which period Seller may endeavor to cure such breach, if Seller is unable to so cure, to elect in writing to terminate this Agreement, in which case Seller shall reimburse Buyer within three (3) days after such termination for all Buyer’s costs associated with the Property (including without limitation its negotiation to acquire, and evaluation of, the Property), not to exceed Fifty Thousand Dollars ($50,000.00) (the foregoing reimbursement obligation of Seller shall survive such termination of this Agreement); or (ii) waive such breach and proceed with the Closing. As used in the prior sentence, Buyer shall not be deemed to have “discovered” a material breach by Seller of any of the preceding representations or warranties unless Buyer obtains actual knowledge of the same (which shall not be deemed to occur by the mere receipt of the Due Diligence Items with respect to the contents therein). In the event of any material breach by Seller of any of such representations or warranties or any other material breach by Seller of any other provision of this Agreement or any agreement delivered in connection herewith discovered after Closing, Seller shall be liable only for direct and actual damages suffered by Buyer on account of Seller’s breach, up to the applicable limits described hereunder, and shall in no event be liable for consequential or punitive damages. Any liability of Seller hereunder for breach of any such representations or warranties shall be limited to a maximum aggregate cap of Five Hundred Thousand and No/100 Dollars ($500,000.00). Notice of such claim must be delivered to Seller in writing within nine (9) months of the Closing Date. In no event shall Seller be liable for any indirect or consequential damages on account of Seller’s breach of any representation or warranty contained in this Agreement. Seller’s representations and warranties set forth in Section 8.1 shall survive the Closing for a period of nine (9) months.

8.2.3. Approval of Property. Except as otherwise provided herein, the consummation of the purchase and sale of the Property pursuant to this Agreement shall be deemed Buyer’s acknowledgement that it has had an adequate opportunity to make such legal, factual and other inspections, inquiries and investigations as it deems necessary, desirable or appropriate with respect to the Property. Such inspections, inquiries and investigations of Buyer shall be deemed to include, but shall not be limited to, any leases and contracts pertaining to the Property, the physical components of all portions of the Property, the physical condition of the Property, such state of facts as an accurate survey, environmental report and inspection would show and the present and future zoning ordinance, ordinances and resolutions. Except as expressly provided in this Agreement or the Closing documents, Buyer shall not be entitled to and shall not rely upon, Seller or Seller’s agents with regard to, and Seller will not and does not make any representation or warranty with respect to: (i) the quality, nature, adequacy or physical condition of the Property including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities or the electrical, mechanical, HVAC, plumbing, sewage or utility systems, facilities or appliances at the Property, if any; (ii) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (iii) the existence, quality, nature, adequacy or physical condition of any utilities serving the Property; (iv) the development potential of the Property, its habitability or merchantability or the fitness, suitability or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property; (vi) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the quality of any labor or materials relating in any way to the Property; or (viii) the condition of title to the Property or the nature, status and extent of any right-of-way, lease, right of redemption, possession, lien, encumbrance, license, reservation, covenant, condition, restriction or any other matter affecting the Property except as expressly set forth in this Agreement. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE PROPERTY AND SELLER SPECIFICALLY DISCLAIMS ANY OTHER IMPLIED WARRANTIES OR WARRANTIES ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. FURTHERMORE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE INCLUDING, WITHOUT LIMITATION, ASBESTOS, PCB AND RADON. BUYER ACKNOWLEDGES THAT BUYER IS A SOPHISTICATED BUYER FAMILIAR WITH THIS TYPE OF PROPERTY AND THAT, SUBJECT ONLY

TO THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT OR CLOSING DOCUMENTS, BUYER WILL BE ACQUIRING THE PROPERTY “AS IS AND WHERE IS, WITH ALL FAULTS,” IN ITS PRESENT STATE AND CONDITION, SUBJECT ONLY TO NORMAL WEAR AND TEAR AND BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS AND CONDITIONS MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. BUYER SHALL ALSO ACKNOWLEDGE AND AGREE THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS COLLATERAL TO OR AFFECTING THE PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY. THE TERMS AND CONDITIONS OF THIS SECTION SHALL SURVIVE THE CLOSING, AND NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT. EXCEPT WITH REGARD TO THE OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE REPRESENTATIONS AND WARRANTIES IN SECTION 8.1 HEREOF OR IN THE CLOSING DOCUMENTS, BUYER HEREBY RELEASES SELLER AND ITS AGENTS, REPRESENTATIVES AND EMPLOYEES FROM ANY AND ALL LIABILITY RELATING TO THE CONDITION OF THE PROPERTY BEFORE OR AFTER THE CLOSING AND ANY OTHER MATTER RELATING TO THE PROPERTY, WHETHER KNOWN OR UNKNOWN AT THE TIME OF THE CLOSING.

8.2.4. Release. Except as expressly set forth in this Agreement or any document delivered in connection with Closing to the contrary and except for any claims arising under the express representations, warranties or covenants of Seller under this Agreement or under the indemnity provisions of any document delivered in connection with the Closing, Buyer for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, and any party related to or affiliated with Seller and their respective successors and assigns (the “Seller Related Parties”) from and against any and all claims at law or equity which Buyer or any party related to or affiliated with Buyer and their respective successors and assigns (each a “Buyer Related Party”), whether known or unknown at the time of this agreement, which Buyer or a Buyer Related Party has or may have in the future, arising from or related to any matter or thing relating to or in connection with the Property, including but not limited to, the documents and information referred to in this Agreement, the Leases and the Tenants, any construction defects, errors or omissions in the design or construction and arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners or operators for environmental matters. For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT.

INITIALS ON BEHALF OF BUYER:

8.3. Covenants of Seller. Seller hereby covenants as follows:

8.3.1. At all times from the Effective Date through the Closing Date, Seller shall cause to be in force fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on the Property in at least such amounts as are maintained by Seller on the Effective Date.

8.3.2. From the Effective Date through the Closing Date, Seller shall not modify or amend the Ground Lease, without Buyer’s prior written consent, which may be withheld in Buyer’s sole discretion. After the Effective Date, Seller shall copy Buyer on any and all correspondence received from or sent to Ground Lessor regarding the Ground Lease. Seller shall comply with its obligations as ground lessee under the Ground Lease in all respects.

8.3.3. From the Effective Date through the Closing Date, Seller will not enter into any new lease with respect to the Property, or modify an existing Lease, without Buyer’s prior written consent, which may be withheld in Buyer’s reasonable discretion prior to the expiration of the Inspection Period and Buyer’s sole discretion after the expiration of the Inspection Period. Exercise of a renewal option or expansion shall not be considered a “new lease” for purposes of this Section 8.3.3. Buyer shall have five (5) business days in which to approve or disapprove of any new lease for which it has a right to consent. Failure to respond in writing within said time period shall be deemed to be consent. After the Effective Date, Seller shall copy Buyer on any and all correspondence received from or sent to Tenants regarding the Leases. Seller shall comply with its obligations as lessor under the Leases in all respects.

8.3.4. From the Effective Date through the Closing Date, Seller shall not sell, assign or convey any right, title or interest whatsoever in or to the Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge or condition affecting the Property (other than the Permitted Exceptions) without promptly discharging the same prior to Closing.

8.3.5. Except as may be necessary for health and safety, Seller shall not, without Buyer’s written approval, (a) amend or waive any right under any Contract; or (b) enter into any agreement of any type affecting the Property that is not terminable prior to Closing.

8.3.6. From and after the Effective Date, Seller shall operate the Property in the manner in which Seller has previously operated the Property; provided, however, that Seller shall have no obligation to make any capital improvements.

8.3.7. Seller shall provide Buyer with a copy of the monthly operating statement for the operation of the Property on or before the day which is fifteen (15) days after the end of each month, commencing with the month during which the Effective Date occurs and continuing for each full calendar month thereafter until the Closing Date. Seller represents that such operating statements shall be those used in the ordinary course of Seller’s business; however, Seller makes no representation as to the accuracy of completeness of such operating statements.

8.3.8. At all times prior to Closing, Seller shall not take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Real Property.

8.3.9. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.

9. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

9.1. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.2. The execution, delivery and performance by Buyer of this Agreement, and all other agreements, instruments and documents referred to or contemplated herein or therein do not require the consent, waiver, approval, license or authorization of any person or public authority which has not been obtained and do not and will not contravene or violate (with or without the giving of notice or the passage of time or both), the organizational documents of Buyer or any judgment, injunction, order, law, rule or regulation applicable to Buyer. Buyer is not a party to, or subject to or bound by, any judgment, injunction or decree of any court or governmental authority or any lease, agreement, instrument or document which may restrict or interfere with the performance by Buyer of this Agreement, or such other leases, agreements, instruments and documents.

Buyer’s representations and warranties set forth in Section 9 shall survive the Closing for a period of nine (9) months. Any liability of Buyer hereunder for a breach of any such representations or warranties shall be limited to the same maximum aggregate cap as set forth in Section 8.2.2 in favor of Seller for a breach of representations or warranties by Seller.

10.	Conditions Precedent to Closing.

10.1. The obligations of Buyer pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

10.1.1. All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and the Closing Date, and Seller shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller’s part as required by the terms of this Agreement.

10.1.2. There shall not exist any encumbrance or title defect that is material and adverse, as determined by Buyer, affecting the Property except for the Permitted Exceptions or matters to be satisfied at Closing.

10.1.3. At Closing, the Title Company shall irrevocably commit to issue to Buyer an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (“Title Policy”) insuring Buyer’s leasehold title to the Leasehold and fee simple title to the Improvements, for an amount equal to the Purchase Price, subject only to the Permitted Exceptions; provided, however, that the Title Company’s failure to issue such extended coverage Title Policy by reason of Buyer’s failure to obtain or update the Survey shall not constitute a failure of the condition described in this Section 10.1.3 as long as the Title Company irrevocably commits to issue a CLTA standard coverage Owner’s Policy of Title Insurance.

10.1.4. No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained estoppel certificates (each a “Tenant Estoppel”) executed by Tenants consisting of not less than seventy percent (70%) of the leased rentable square footage of the Real Property and including all Tenants leasing three thousand (3,000) square feet or more (any such Tenant, a “Major Tenant”). Seller shall use commercially reasonable efforts to obtain the Tenant Estoppels. Each Tenant Estoppel shall be in a form substantially similar to Exhibit D attached hereto or such form required by the applicable Tenant Lease, and in addition, no later than three (3) Business Days prior to the date on which Seller intends to distribute the Tenant Estoppels to the Tenants for their completion and execution, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Such Tenant Estoppels shall be consistent with the respective Tenant Lease, shall not reveal any material default by Seller and/or Tenant, any right to offset rent by the Tenant, or any claim of the same, and shall be dated no earlier than thirty (30) days prior to Closing.

10.1.5. No later than five (5) Business Days prior to Closing, Seller shall have obtained an estoppel certificate as to each recorded declaration, reciprocal easement agreement or similar recorded title document which grants access to a public road and/or parking rights to the Seller, to the extent such estoppel certificates are required to be delivered pursuant to the terms of each such recorded declaration, reciprocal easement agreement or similar recorded title document. If such estoppel certificates are not required to be delivered pursuant to the terms of any such recorded declaration, reciprocal easement agreement or similar recorded title document, Tenant shall use all commercially reasonable efforts to obtain the certificate with respect to any such recorded declaration, reciprocal easement agreement or similar recorded title document. The estoppel certificates required by the preceding sentence shall: (i) be executed by each party entitled to enforce such document; (ii) confirm that such document is in full force and effect and is unmodified except as revealed by the Preliminary Report; (iii) confirm that there are no material defaults by the Seller and/or the Real Property under such document; (iv) confirm that there are no outstanding and delinquent sums owed by the Seller that will not paid by Seller prior to the Closing; and (v) be dated no earlier than sixty (60) days prior to Closing. To Seller’s knowledge, neither Seller, nor any other party is in default under any recorded declaration, reciprocal easement agreement, or similar recorded title document which grants access to a public road and/or parking rights to Seller.

10.1.6. No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained estoppel certificates executed by the Ground Lessor under the Ground Lease on a commercially reasonable form to be provided by the Buyer prior to the expiration of the Due Diligence Period (the “Ground Lease Estoppel”). Such estoppel certificate shall be consistent with the Ground Lease, shall not reveal any default by any party thereto and shall be dated no earlier than thirty (30) days prior to Closing. Seller shall use commercially reasonable efforts to obtain the Ground Lease Estoppel.

10.1.7. No later than the expiration of the Inspection Period, Seller shall have obtained written consent to the assignment of the Ground Lease to Buyer in a form reasonably acceptable to Buyer from the Ground Lessor.

The conditions set forth in this Section 10.1 are solely for the benefit of Buyer and may be waived only by Buyer in writing, in Buyer’s sole and absolute discretion. At all times Buyer has the right to waive any condition by giving written notice of such waiver to Seller. Such waiver or waivers must be in writing to Seller. In the event of a failure to satisfy the conditions precedent set forth in this Section 10.1, Buyer may terminate this Agreement upon written notice to Seller, in which event the entire Deposit shall be promptly returned to Buyer and the parties shall have no further obligations, except those which expressly survive termination of this Agreement; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

10.2. The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the following conditions precedent:

10.2.1. All of the representations, warranties and agreements of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date, and Buyer shall not have on or prior to Closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Buyer’s part as required by the terms of this Agreement.

11. Damage or Destruction Prior to Closing. In the event that the Property should be damaged by any casualty prior to the Closing, then if the cost of repairing such damage, as reasonably estimated by Seller, is:

11.1. Less than Fifty Thousand and No/100 Dollars ($50,000.00), the Closing shall proceed as scheduled and any insurance proceeds shall be assigned or distributed to Buyer to the extent not expended by Seller for restoration; or if said cost is:

11.2. Equal to or greater than Fifty Thousand and No/100 Dollars ($50,000.00), then either Seller or Buyer may elect to terminate this Agreement, in which case upon return of the Due Diligence Items the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other, except for Buyer’s indemnification obligations under Section 5. If neither party elects to terminate this Agreement in accordance with the foregoing, any insurance proceeds shall be assigned or distributed to Buyer to the extent not expended by Seller for restoration.

12. Eminent Domain. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as reasonably determined by Buyer, would render the Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further obligation to the other except for Buyer’s indemnification under Section 5. If, before the Closing, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, at the Closing, the condemnation award (or, if not therefore received, the right to receive such portion of the award) payable on account of the taking shall be transferred in the same manner as title to the Property is conveyed. Seller shall give notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property.

13. Notices. All notices, demands and other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and shall be delivered (i) in person; (ii) by Federal Express or other nationally recognized overnight delivery service; (iii) by facsimile; or (iv) by e-mail. Notices delivered by facsimile or e-mail must be followed by confirmation via Federal Express or other nationally recognized overnight delivery service. Notices shall be deemed received (i) if in person, upon delivery or refusal of same; (ii) if by Federal Express or other nationally recognized overnight delivery service, the business day following deposit; (iii) if by facsimile, upon confirmation of transmission; and (iv) immediately following e-mail transmission. Notices shall be given to the following addresses:

Seller:

GREIT-Sutter Square,LP

c/o G REIT Liquidating Trust

1551 N. Tustin Avenue, Suite 200

Santa Ana, California, 92705

Attention: Gary Wescombe, Chairman of Trustees

Phone: (949) 296-7555

Facsimile: (949) 296-7556

E-mail: garywescombe@yahoo.com

With Required Copy to:

Palmieri, Tyler, Wiener, Wilhelm & Waldron LLP

2603 Main Street, Suite 1300

Irvine, California 92614

Attention: Stephen A. Scheck, Esq.

Phone: (949) 851-7221

Facsimile: (949) 825-5417

E-mail: sscheck@ptwww.com

Buyer:

SGR Sutter Square, LLC

c/o Sovereign Growth REIT, Inc.

750 B Street, Suite 1220

San Diego, California 92101

Attention: Todd Mikles, President

Phone: (619) 294-8989

Facsimile: (619) 704-7171

E-mail: todd@sovcapital.com

With Required Copy to:	Kaplan Voekler Cunningham & Frank, PLC 7 East Second Street Richmond, Virginia 23224 Attention: Joseph J. McQuade, Esq. Phone: (804) 916-9027 Facsimile: (804) 916-9127 E-mail: jmcquade@kv-legal.com

14.	Remedies.

14.1. Defaults by Seller. This Section 14.1 shall not apply to breaches of representations and warranties, which shall be governed by Section 8.2.2 above. If there is any default by Seller under this Agreement, following notice to Seller and seven (7) days, during which period Seller may cure the default, Buyer may, as it sole option, elect to either (i) declare this Agreement terminated in which case the Deposit shall be returned to Buyer upon the return of the Due Diligence Items, and to collect damages for Buyer’s reasonable and verifiable third party out-of-pocket expenses not to exceed $100,000 (in addition to any amounts pursuant to Section 18 below); or (ii) treat this Agreement as being in full force and effect and bring an action against Seller for specific performance. For purposes of the foregoing, any failure of a condition precedent pursuant to Section 10.2 hereof willfully caused by Seller shall be a default hereunder.

1.1 Defaults by Buyer. BUYER AND SELLER AGREE THAT IF THERE IS ANY DEFAULT BY BUYER UNDER THIS AGREEMENT, FOLLOWING NOTICE TO BUYER AND SEVEN (7) DAYS, DURING WHICH PERIOD BUYER MAY CURE THE DEFAULT, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX SELLER’S ACTUAL DAMAGES FOR, AMONG OTHER ITEMS, TAKING OR HAVING THE PROPERTY OFF THE MARKET, AND BUYER AND SELLER AGREE THAT THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES IF THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO BUYER’S DEFAULT. IN ADDITION, BUYER DESIRES TO LIMIT THE AMOUNT OF DAMAGES FOR WHICH BUYER MIGHT BE LIABLE SHOULD BUYER BREACH THIS AGREEMENT, AND SELLER DESIRES TO AVOID THE COSTS AND LENGTHY DELAYS THAT WOULD RESULT IF SELLER WERE REQUIRED TO FILE A LAWSUIT TO COLLECT ITS DAMAGES FOR A BREACH OF THIS AGREEMENT. THEREFORE, IF THE CLOSE OF ESCROW FAILS TO OCCUR DUE TO THE DEFAULT OF BUYER (BEYOND ANY APPLICABLE NOTICE AND CURE PERIOD), THEN UPON THE WRITTEN DEMAND OF SELLER THIS AGREEMENT AND THE ESCROW SHALL BE TERMINATED AND CANCELLED. IN SUCH EVENT, (A) ESCROW HOLDER SHALL RETURN ALL DOCUMENTS AND INSTRUMENTS TO THE PARTIES WHO DEPOSITED SAME, (B) ALL TITLE AND ESCROW CANCELLATION CHARGES SHALL BE CHARGED TO BUYER, (C) ESCROW HOLDER SHALL RELEASE THE DEPOSIT TO SELLER AS LIQUIDATED DAMAGES FOR BUYER’S FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY, AND (D) BUYER SHALL DELIVER TO SELLER, AT NO COST TO SELLER, THE DUE DILIGENCE ITEMS AND, IF REQUESTED IN WRITING BY SELLER, ANY OR ALL OF BUYER’S REPORTS, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT. SELLER’S SOLE AND EXCLUSIVE REMEDY IN THE EVENT OF BUYER’S DEFAULT SHALL BE LIMITED TO THE RECEIPT OF THE DEPOSIT AND SELLER HEREBY WAIVES ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY (INCLUDING, WITHOUT LIMITATION, ANY RIGHTS TO SPECIFIC PERFORMANCE THAT SELLER MAY HAVE); PROVIDED, HOWEVER, THAT THIS LIQUIDATED DAMAGES PROVISION SHALL NOT LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR OR RECOVER DAMAGES IN CONNECTION WITH BUYER’S INDEMNITY OF SELLER PURSUANT TO SECTION 5.3, AND/OR RECOVER ATTORNEYS’ FEES AND COURT COSTS PURSUANT TO SECTION 18. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

Buyer’s Initials	Seller’s Initials

14.2. ARBITRATION OF DISPUTES. ANY CLAIM, CONTROVERSY OR DISPUTE, WHETHER SOUNDING IN CONTRACT, STATUTE, TORT, FRAUD, MISREPRESENTATION OR OTHER LEGAL THEORY, RELATED DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, WHENEVER BROUGHT AND WHETHER BETWEEN THE PARTIES TO THIS AGREEMENT OR BETWEEN ONE OF THE PARTIES TO THIS AGREEMENT AND THE EMPLOYEES, AGENTS OR AFFILIATED BUSINESSES OF THE OTHER PARTY, SHALL BE RESOLVED BY ARBITRATION AS PRESCRIBED IN THIS SECTION. THE FEDERAL ARBITRATION ACT, 9 U.S.C. §§ 1-15, NOT STATE LAW, SHALL GOVERN THE ARBITRABILITY OF ALL CLAIMS, AND THE DECISION OF THE ARBITRATOR AS TO ARBITRABILITY SHALL BE FINAL.

A SINGLE ARBITRATOR WHO IS A RETIRED FEDERAL OR CALIFORNIA JUDGE SHALL CONDUCT THE ARBITRATION UNDER THE THEN CURRENT RULES OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”). THE ARBITRATOR SHALL BE SELECTED BY MUTUAL AGREEMENT ON THE ARBITRATOR WITHIN THIRTY (30) DAYS OF WRITTEN NOTICE BY ONE PARTY TO THE OTHER INVOKING THIS ARBITRATION PROVISION, IN ACCORDANCE WITH AAA PROCEDURES FROM A LIST OF QUALIFIED PEOPLE MAINTAINED BY THE AAA. THE ARBITRATION SHALL BE CONDUCTED IN SANTA ANA, CALIFORNIA AND ALL EXPEDITED PROCEDURES PRESCRIBED BY THE AAA RULES SHALL APPLY.

THERE SHALL BE NO DISCOVERY OTHER THAN THE EXCHANGE OF INFORMATION WHICH IS PROVIDED TO THE ARBITRATOR BY THE PARTIES. THE ARBITRATOR SHALL HAVE AUTHORITY ONLY TO GRANT SPECIFIC PERFORMANCE AND TO ORDER OTHER EQUITABLE RELIEF AND TO AWARD COMPENSATORY DAMAGES, BUT SHALL NOT HAVE THE AUTHORITY TO AWARD PUNITIVE DAMAGES OR OTHER NONCOMPENSATORY DAMAGES OR ANY OTHER FORM OF RELIEF. THE ARBITRATOR SHALL AWARD TO THE PREVAILING PARTY ITS REASONABLE ATTORNEYS’ FEES AND COSTS AND OTHER EXPENSES INCURRED IN THE ARBITRATION, EXCEPT THE PARTIES SHALL SHARE EQUALLY THE FEES AND EXPENSES OF THE ARBITRATOR. THE ARBITRATOR’S DECISION AND AWARD SHALL BE FINAL AND BINDING, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

15. Assignment. Buyer shall not voluntarily or by operation of law assign or transfer any right, interest or obligation under this Agreement without the Seller’s prior written consent, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall have the right, without Seller’s consent, to assign its rights under this Agreement to an entity in which Buyer has a legally controlling interest; provided, however, that no such assignment shall relieve Buyer of its obligations hereunder. Subject to the foregoing, each and all of the covenants and conditions of this Agreement shall inure to the benefit of and shall be binding upon the respective heirs, executors, administrators, successors and assigns of Buyer and Seller.

16. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the state in which the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18. Attorney’s Fees. In the event it becomes necessary for either party to file a suit or arbitration to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit or arbitration.

19. Entire Agreement; Survival. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement, if any, shall be binding upon the parties hereto nor shall they affect or be effective to interpret, change or restrict the provisions of this Agreement. All of the obligations of the parties hereunder and all other provisions of this Agreement shall be deemed to have merged into the Deed and shall be extinguished at Closing or the earlier termination of this Agreement, except as expressly provided herein.

20. Multiple Originals; Counterparts; Signatures. The parties may execute numerous originals of this Agreement. Each such executed Agreement and copies of the same shall have the full force and effect of an original executed instrument. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire Agreement. Signatures transmitted by facsimile or e-mail shall be treated as originals in all respects for purposes of executing this Agreement, any amendments hereto and any notices delivered hereunder.

21. Time of the Essence; Business Day Convention. Time is of the essence of this Agreement. All time periods hereunder shall be deemed to expire at 5:00 p.m. Pacific Standard or Daylight Savings Time, as applicable. If the final date of any period falls upon a Saturday, Sunday or legal holiday under Federal law, the laws of the State in which the Real Property is located or the laws of the State of California, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday under Federal law, the laws of the State in which the Real Property is located or the State of California.

22. Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contracted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section 22.

23. Seller Guarantor. Seller Guarantor joins in this Agreement for the purpose of guarantying compliance by Seller with all obligations of Seller contained in (i) this Agreement and (ii) the documents to be signed at Closing (collectively, the “Seller Obligations”). Notwithstanding anything to the contrary contained herein, Seller Guarantor agrees to be jointly and severally responsible for all of the Seller Obligations. The liability of Seller Guarantor under this Agreement shall in no way be limited or impaired by, and Seller Guarantor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of this Agreement.

24. Exclusivity. From and after the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

25. Buyer’s Disclosures. Seller acknowledges that it is Buyer’s intention that the ultimate acquirer of the Property be a subsidiary of a corporation that is or intends to qualify as a real estate investment trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other agreement between the parties hereto to the contrary, if any, Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK;

SIGNATURES TO FOLLOW ON NEXT PAGE(S).]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

SELLER:	GREIT-SUTTER SQUARE, LP, a California limited partnership

	By:	/s/ Todd A. Mikles
	Name:	Todd A. Mikles
	Title:	Manager

EXECUTED on this the 3 day of October, 2012.

SELLER GUARANTOR:	G REIT LIQUIDATING TRUST, a Maryland trust

	By:	/s/ Gary Wescombe
	Name:	Gary Wescombe
	Title:	Trustee

EXECUTED on this the 28 day of September, 2012.

[Signature page to Agreement for Purchase and Sale of Real Property and Escrow Instructions]

BUYER:	SGR SUTTER SQUARE, LLC, a Delaware limited liability company

	By:	Sovereign Realty REIT, LP, a Maryland limited partnership, its managing member

		By:	Sovereign Growth REIT, Inc., a Maryland corporation, its general partner

			By:	Sovereign Capital Advisors, LLC, a California limited liability company, its manager

				By:	/s/ Todd Mikles
Todd Mikles
Chief Executive Officer

EXECUTED on this the 3 day of October, 2012.

[Signature page to Agreement for Purchase and Sale of Real Property and Escrow Instructions]

CONSENT OF ESCROW HOLDER

Escrow Holder hereby agrees to perform its obligations under this Agreement and acknowledges receipt of (a) the Deposit from Buyer in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) and (b) a fully executed counterparty of this Agreement on                     , 2012.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Its:

EXHIBIT A

Legal Description of the Property

A-1

LEGAL DESCRIPTION

THE LAND REFERRED TO HEREIN IS SITUATION IN THE STATE OF CLIFORNIA, COUNTY OF SACRAMENTO, CITY OF SACRAMENTO, AND IS DESCRIBED AS FOLLOWS:

That portion of the block bounded by 29th and 30th “J” and “K” Streets in the City of sacramento, Callifornia described as follows:

Beginning at the point distant N.54“01“38” E,43.05 feet from the intersection of the centerline of 29th and “K” streets; thence from said point of beginning parallel with and 25.00 feet Southernernly (measured at right angles) from said centerline of 29th Street N.18“31“25” E.299.67 feet therice along a tangent curve to the right with a radius of 250.00 feet through an angles of 10“50’18” on arc distance of 47.29 feet thence S.71“33’20” E. 10.86 feet: thence from a tangent that bears N.64“40“57”,E. along a curve to the right with a radius of 18.00 feet through an angle of 43“45“43” an arc distance of 13.75 feet to a point of 35.00 feet Southwesterly (measured at right angles) from the centerline of “J” Street; thence parallel with said centerline of “J” Streets S.71“33“20” E ,324.85 feet to a point 25.00 feet Northwesterly (measured at right angles) from the centerline of 30th Street; thence parallel with the centerline of 30th street, S.18“31’47” W.214.72 feet thence N.71“28“13” W.15.00 feet; thence N.18“31“47” E.29.00 feet; thence N.71“28“13” W.35.00 feet; thence S.18“31“47“W.70.00 feet; thence S.71“28“13” E.35.00 feet thence N.18“31“47” e.29.00 feet; thence S.71“28“13” E. 15.00 feet to a point 25.00 feet Northwesterly (measure at right angle ) from the centerline of 30th Street; thence parallel with said centerline of 30th street S.18“31“47” W.124.82 feet to a point 35.00 feet Northwesterly(measured at right angles) from the centerline of “K” Street; thence parallel with the centerline of “k“Street N.71“34“37” W.352.57 feet to the point of beginning.

Exception therefrom all those portions of the above-described property occupied by the supports and foundatioins of the viaduct. Also excepting therefrom all that portion of said property above a horizontal plane 4 feet below the undeside of the superstructure of the viaduct, which plane extends to a line 4 feet, measured horizontally beyond the protrusion of the superstructure of said viaduct, as shown on the diagram marked Exhibit “B” attached hereto and by this refrence made a part hereof.

EXHIBIT B

List of Leases

B-1

2901 Sutter Square

Tenant	Original Lease Date	Amdmt #	Amdmt Date	Notes
SAFE Credit Union	1/25/1989	#3	11/23/2010
The Valiant Jacobs Chiropractic Corp.	2/2/2010	N/A	N/A
Luis Jr’s Restaurant	4/30/2009	#1	7/20/2009
UC Davis Extension	1/2/1996	#5	9/8/2009
H & R BIock	11/1/2000	#3	9/26/2011
Round Table Pizza/Excalibur	8/18/1997	#3	9/23/2011
Blockbuster 06162	11/1/1989	#6	3/25/2009	Bankruptcy
Radiological Associates of Sacramento	2/1/2010	#1	5/12/2010
Placer Title Company	6/20/2011	N/A	N/A
License Agreements
None
Ground Lease
CALTRANS Ground Lease	6/28/1985	#1	9/1/2010
Easement Agreements
Central Parking

EXHIBIT C

Form of Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this “Assignment”) is made as of this         day of                         , 2012, by and between GREIT-SUTTER SQUARE, LP, a California limited partnership (“Assignor”), and SGR SUTTER SQUARE, LLC, a Delaware limited liability company (“Assignee”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, sells, transfers and assigns unto Assignee all of the rights, title and interest of Assignor in, to and under any and all of the following items (collectively, the “Assumed Items”), to the extent that they are related to that certain real property located in                 ,                 , which is more particularly described in Exhibit A attached hereto (the “Real Property”):

(a) all contracts or agreements, if any, to the extent that they relate to the Real Property, or improvements thereon (including, but not limited to, maintenance or utility contracts);

(b) all warranties, guarantees and indemnities (including, without limitation, those for workmanship, materials and performance) which exist or may hereafter exist, from, by or against any contractor, subcontractor, manufacturer or supplier or laborer or other services relating to the Real Property, or the improvements thereon;

(c)	plans, drawings, and specifications for the improvements to the Real Property;

(d) all intangible property used or useful in connection with the Real Property or the improvements thereon, including, without limitation, all trademarks, trade names [(including, without limitation, the exclusive right to use the name                 )], and all contract rights, guarantees, licenses, permits (to the extent transferable) and warranties; and

(e) all of Assignor’s rights, title and interest in, to and under the leases (the “Leases”) relating to the Real Property, together with any and all rights, title, estates and interests of Assignor as lessor under the Leases, whether now owned or hereafter acquired, in and to any improvements and fixtures located thereon and any rights, privileges, easements, rights of way or appurtenances appertaining thereto (including, without limitation, any and all rents, issues, profits, royalties, income and other benefits derived from the Real Property hereafter accruing, and any and all claims, causes of action, rights to proceeds or awards related to the Real Property hereafter accruing), together with all rights, title, estates and interests of Assignor in and to such security deposits and prepaid rents, if any, as have been paid to Assignor pursuant to such Leases, together with all rights, title, estates and interests of Assignor in and to any subleases, if any, relating to the Real Property.

C-3

Assignee hereby accepts the foregoing assignment and agrees to assume and discharge, in accordance with the terms thereof, (a) all of the obligations thereunder from and after the date hereof, including, without limitation, the obligations and duties of Assignor relating to any tenant deposits either assigned to Assignee or for which Assignee received a credit from Assignor pursuant to the Agreement for Purchase and Sale of Real Property and Escrow Instructions entered into by Assignor and Assignee [or a predecessor in interest of Assignee], and (b) all of the lessor’s obligations under the Tenant Leases relating to the physical, environmental or legal compliance status of the Real Property, arising after the date hereof. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including reasonable attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the foregoing obligations.

Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including reasonable attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of the obligations of Assignor under the Tenant Leases, Contracts or License Agreements, to the extent accruing prior to the date hereof, excluding all of the lessor’s obligations under the Tenant Leases relating to the physical, environmental or legal compliance status of the Real Property (whether accruing before or after the date hereof).

Assignor hereby covenants that it will, at any time and from time to time upon written request therefor, execute and deliver to Assignee, and its successors and assigns, any new or confirmatory instruments and take such further acts as Assignee may reasonably request to fully evidence the assignment contained herein and to enable Assignee, and its successors and assigns, to fully realize and enjoy the rights and interests assigned hereby.

The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the successors and assigns of Assignor and Assignee, respectively. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first above written.

ASSIGNOR:	GREIT-SUTTER SQUARE, LP, a California limited partnership

By:
Name:
Title:

ASSIGNEE:	SGR SUTTER SQUARE, LLC, a Delaware limited liability company

	By:	Sovereign Realty REIT, LP, a Maryland limited partnership, its managing member

		By:	Sovereign Growth REIT, Inc.,
a Maryland corporation, its general partner

			By:	Sovereign Capital Advisors, LLC, a California limited liability company, its manager

By:
Todd Mikles
Chief Executive Officer

EXHIBIT D

Form of Special Warranty Deed

[for the Improvements, to be modified by local counsel comments]

SPECIAL WARRANTY DEED

This Indenture, made this         day of             , between                     , a(n)                 created and existing under and by virtue of the laws of the State of                 and duly authorized to transact business in the State of                 , party of the first part, and                     , a(n) , having an address of , party of the second part, WITNESSETH, that the party of the first part, for and in consideration of the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration in hand paid, by the party of the second part, the receipt of which is hereby acknowledged, and pursuant to authority of the                     , by these presents does REMISE, RELEASE, ALIENATE AND CONVEY unto the party of the second part, FOREVER, all buildings, structures and other improvements and all fixtures, systems and facilities located on the real property described on Exhibit A attached hereto, situated in the County of                     and State of                     .

Together with all the estate, right, title, interest, claim or demand whatsoever, of the party of the first part, either at law or in equity of, in and to the above-described improvements:

TO HAVE AND TO HOLD the said improvements as described above, unto the party of the second part, forever.

And the party of the first part, for itself and its successors, does covenant, promise and agree to and with the party of the second part and its successors that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except as herein recited; and that it WILL WARRANT AND DEFEND, said premises against all persons lawfully claiming, or to claim the same, by, through or under it, subject only to those matters described on Exhibit B attached hereto.

IN WITNESS WHEREOF, said party of the first part has caused these presents to be executed, the day and year first above written.

[INSERT SIGNATURE BLOCK]

STATE OF	)
)SS.
COUNTY OF	)

I, the undersigned, a Notary Public in and for said County, in the State aforesaid, CERTIFY THAT                 as             of             , a(n)             , personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person, and acknowledged that he/she signed, sealed and delivered the instrument pursuant to the authority given to him/her by the Board of Directors of said corporation as his/her free and voluntary act and voluntary act of said corporation, for the uses and purposes therein set forth.

Given under my hand and notarial seal, this         day of                     ,                 .

My commission expires on	Notary Public

Exhibit A to Special Warranty Deed

Legal Description

All buildings, structures and other improvements and all fixtures, systems and facilities located on [Insert legal description].

Address:

PIN:

Exhibit B to Special Warranty Deed

Permitted Exceptions

EXHIBIT E

Form of Bill of Sale

For good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the undersigned, GREIT-SUTTER SQUARE, LP, a California limited partnership (“Seller”), does hereby give, grant, bargain, sell, transfer, assign, convey and deliver to SGR SUTTER SQUARE, LLC, a Delaware limited liability company (“Buyer”), all personal property of Seller located on, in, or used or useful in connection with that certain real property (the “Real Property”) located in                  ,                     , commonly known as                      , which Real Property is more particularly described on Exhibit A attached hereto.

The personal property transferred hereby is conveyed AS-IS WHERE-IS WITHOUT ANY REPRESENTATION OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER.

Seller hereby covenants that it will, at any time and from time to time upon written request therefor, execute and deliver to Buyer, its nominees, successors and/or assigns, any new or confirmatory instruments and do and perform any other acts which Buyer, its nominees, successors and/or assigns, may reasonably request in order to fully assign and transfer to and vest in Buyer, its nominees, successors and/or assigns, and protect its or their rights, title and interest in and enjoyment of, all of the assets of Seller intended to be transferred and assigned hereby, or to enable Buyer, its nominees, successors and/or assigns, to realize upon or otherwise enjoy any such assets.

All references to “Seller” and “Buyer” herein shall be deemed to include their respective nominees, successors and/or assigns, where the context permits.

Dated:                     , 2012

SELLER:	GREIT-SUTTER SQUARE, LP, a California limited partnership

By:
Name:
Title:

E-1

EXHIBIT F

Form of Tenant Estoppel

Property Name: Sutter Square

Tenant: [enter tenant trade name]

Suite: [enter tenant suite number]

ESTOPPEL CERTIFICATE

This Certificate is given to, [BUYER TO PROVIDE ENTITY NAME] (“Buyer”) by                    , a                    (“Tenant”), with the understanding that Buyer, its counsel or any third party, including any lender of Buyer, will rely on this Certificate regarding the office building commonly known as [Property Name], located at         K Street, Sacramento, California (the “Property”).

Tenant hereby certifies as of the date of this Certificate as follows:

1. The undersigned is the Tenant under that certain lease dated                     , 20     [, as amended by that certain                     dated                     ,] ([collectively,] the “Lease”) executed by GREIT-Sutter Square, LP, a California limited partnership (“Landlord”) or its predecessor in interest, as landlord, and Tenant, or its predecessor in interest, as tenant. The Lease is the entire agreement between Landlord (or any affiliated party) and Tenant (or any affiliated party) pertaining to the leased premises. There are no amendments, modifications, supplements, arrangements, side letters or understandings, oral or written, of any sort, of the Lease, other than as described above.

2. Tenant’s Lease terms: approximately                     leaseable square feet (the “Premises”); the initial commencement date of the term of the Lease is                     ; the expiration date of the current term of the Lease is                     ; the fixed annual minimum rent is $                     , payable monthly in advance on the first day of each calendar month; the next rent payment of $                     is due on                     , 200     ; no rent has been prepaid except for the current month; Tenant agrees not to pay rent more than one month in advance; rent payments began on                     , 200     ; the fixed annual minimum rent is subject to rental increases as set forth in the Lease, and the current increase covers the period from                     , 200     through                     , 200     ; Tenant’s percentage share of operating expenses/common area charges, insurance and real estate taxes is                    %, which is currently being paid on an estimated basis in advance at the rate of $                     per month; Tenant is obligated to pay percentage rent equal to                     % of annual gross sales in excess of $                     ; all rent has been paid through                     , 200     ; and Tenant has paid a security deposit of $                    .

3. Tenant does not have any right or option to: renew or extend the term of the Lease, or to expand into any additional space, or to terminate the Lease in whole or in partprior to the expiration of the term, or to purchase all or any part of the Property or the Premises, except                    .

4. The Lease has been duly executed and delivered by, and is a binding obligation of, Tenant, and the Lease is in full force and effect.

5. Tenant has unconditionally accepted the Premises and is satisfied with all the work done by and required of Landlord; Tenant has taken possession and is in occupancy of the Premises and is open for business; rent payments have commenced, and all tenant improvements in the Premises have been completed by Landlord; and as of the date hereof Tenant is not aware of any defect in the Premises.

6. All obligations of Landlord under the Lease have been performed, and Landlord is not in default under the Lease. There are no offsets or defenses that Tenant has against the full enforcement of the Lease by Landlord. No free periods of rent, tenant improvements, contributions or other concessions have been granted to Tenant; Landlord is not reimbursing Tenant or paying Tenant’s rent obligations under any other lease; and Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right of deduction from, or set off against, future rent payments. There are no unpaid tenant improvement allowances, rent concessions or other sums owed to Tenant under the terms of the Lease.

7. Tenant is not in default under the Lease. Tenant has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises. Tenant is not insolvent and is able to pay its debts as they mature. Tenant has not declared bankruptcy or similar insolvency proceeding, and has no present intentions of doing so, no such proceeding has been commenced against Tenant seeking such relief, and Tenant has no knowledge that any such proceeding is threatened.

8. The term “Landlord” as used herein includes any successor or assign of the named Landlord. The person executing this Estoppel Certificate is authorized by Tenant to do so and execution hereof is the binding act of Tenant enforceable against Tenant.

Dated: , 2012	TENANT:

By:
Name:
Title:

[TENANT GUARANTOR:

By:
Name:
Title:

Schedule 8.1.10

None.